Exhibit 99.1
MELLON HBV ALTERNATIVE STRATEGIES LLC

January 5, 2004

Seitel, Inc.
10811 S. Westview Circle Drive

Building C, Suite 100

Houston, Texas 77043

Attention: Fred Zeidman

Re:     Standby Funding Commitment

Gentlemen:

     We understand that Seitel, Inc. (together with all direct and indirect subsidiaries, "Seitel," and as reorganized pursuant to the pending chapter 11 cases (the "Chapter 11 Cases"), "Reorganized Seitel," and together with all direct and indirect subsidiaries, the "Reorganized Companies"), with the support of the Official Committee of Equity Holders of Seitel, Inc. (the "Equity Committee"), proposes to amend the plan of reorganization it filed on July 21, 2003 (the "Plan") to include, among other things, an offering (the "Offering") to Seitel's equity holders as of a record date (the "Ledger Closing Date") to be established by Seitel (which will be two (2) business days before the effective date (the "Effective Date") of the Amended Plan (as hereinafter defined)) (the "Equityholders") of warrants (the "Offering Warrants") to purchase shares of common stock of Reorganized Seitel (the "Offered Shares") on the terms described on the Term Sheet annexed hereto as Exhibit B (the "Plan Term Sheet"). The Plan as amended (the "Amended Plan") also contemplates that one or more current shareholders or outside investors (each, an "Offering Guarantor") will commit to purchase all of the Offered Shares in the event not all of the Offering Warrants are exercised.

     Mellon HBV Alternative Strategies LLC ("HBV"), which is also a current Equityholder of Seitel, acting on behalf of certain funds and managed accounts to be designated by it, together with any entity or individual to which HBV assigns, in its sole discretion, an interest herein and identifies to Seitel on or before the Effective Date (collectively with HBV, the "Investors"), is pleased to act as an Offering Guarantor and to provide, on a standby basis, a commitment to invest up to $75 million (the "Investment") to purchase the Offered Shares at the Exercise Price (as defined in the Term Sheet) in the event that Equityholders fail to exercise all of the Offering Warrants. The proceeds of the Investment are to be used by the Reorganized Companies for general working capital and corporate purposes and to make certain specified payments in connection with and to facilitate the consummation of the Amended Plan, which Amended Plan shall be in form and substance materially consistent with the Plan Term Sheet and which Seitel shall seek to confirm as expeditiously as possible in the Chapter 11 Cases. The Investors are willing to provide the Investment to the Reorganized Companies, substantially on the terms and conditions set forth in the term sheet attached hereto as Exhibit A (the "Term Sheet").

     The Investors' commitment for the Investment is also subject to, among other things, (i) the negotiation, execution and delivery on or before the Effective Date of definitive investment documents (the "Definitive Documents") in form and substance reasonably satisfactory to HBV, as representative of the other Investors (the "Investor Representative"), and its counsel; (ii) from September 30, 2003 through the Effective Date, there not having occurred any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of Seitel (a "Material Adverse Change"); provided, however, that neither (a) the filing or the consummation of the Amended Plan nor (b) any other event that has previously been disclosed in writing to the Investor Representative shall be deemed to be a Material Adverse Change; and (iii) the conditions set forth in the Term Sheet.

     Upon reasonable notice and pursuant to the terms of the Confidentiality Agreement between Seitel and HBV dated as of October 13, 2003 and a similar confidentiality agreement to be entered into with each of the other Investors, Seitel will afford the Investor Representative full and complete access to the books, records and properties of Seitel and the opportunity to discuss the business, affairs and finances of Seitel with directors, officers, employees, accountants, attorneys and representatives of Seitel in order to enable the Investors and their counsel, accountants and other representatives to each make such investigations of Seitel and its respective businesses as it deems appropriate; it being understood that, subject to execution of an appropriate confidentiality agreement, each of the Investors will have full access to all information and documents furnished to the Investor Representative by Seitel. Seitel agrees that it will cause the officers and employees of Seitel, and will request their respective legal counsel and accountants, to cooperate so that the Investors can complete such review, including promptly disclosing to the Investor Representative any material facts known to such parties which has resulted in, or could be expected to result in, a Material Adverse Change.

     Seitel agrees to reimburse the Investors for all actual and reasonable fees and expenses (the "Expenses") incurred by or on behalf of the Investors in connection with the negotiation, preparation, execution and delivery of this Commitment Letter and the Term Sheet with respect to the Investment and any and all definitive documentation or other acts relating hereto or thereto, including, but not limited to, (i) the actual and reasonable fees and expenses of counsel (including one Delaware local counsel), accountants and/or consultants to the Investors and the reasonable fees and expenses incurred by the Investors in connection with any due diligence (including reasonable fees and expenses payable to consultants); (ii) any fees and expenses incurred in connection with obtaining any required approvals under the Hart-Scott-Rodino Antitrust Improvements Act or any other state or federal law; and (iii) any fees and expenses incurred in connection with litigation, contested matters, adversary proceedings, or negotiations necessitated by such litigation, contested matter or adversary proceedings, relating to this Commitment Letter, the Term Sheet, or the Chapter 11 Cases in which the Investors participate subsequent to the execution of this Commitment Letter. In this connection, Seitel agrees to fund an advance of $300,000 (the "Advance") to the Investors, payable to the Investor Representative within one (1) business day after the date on which the Bankruptcy Court approves this Commitment Letter (the "Commitment Letter Approval Date"), which Advance may be used by the Investors to pay such expenses. To the extent that the Advance is not applied to pay the Expenses, such funds shall be promptly returned to Seitel. The obligations of Seitel to reimburse expenses as provided herein (the "Expense Obligations") shall remain effective whether or not any definitive documentation is executed and notwithstanding any termination of this Commitment Letter and shall be binding upon Reorganized Seitel in the event that any plan of reorganization of Seitel is consummated regardless of whether such plan of reorganization provides for the payment of such Expense Obligations.

     Excluding any Indemnity Claim (as defined herein) arising solely from an Indemnified Party's (as defined herein) breach of this Commitment Letter or breach of any other agreements between an Indemnified Party and Seitel, or among an Indemnified Party and the Reorganized Companies, Seitel agrees to indemnify and hold harmless the Investors and their respective affiliates, directors, officers, partners, members, employees, agents and assignees (including affiliates thereof) (each an "Indemnified Party") from and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from this Commitment Letter or the Term Sheet, or in any way arise from any use or intended use of this Commitment Letter, the Term Sheet or the proceeds of the Investment, and Seitel agrees to reimburse (on an as-incurred monthly basis) each Indemnified Party for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), but excluding therefrom all expenses, losses, claims, damages and liabilities that are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. In the event of any litigation or dispute involving this Commitment Letter and/or the Term Sheet, subject to the foregoing, the Investors shall not be responsible or liable to Seitel for any special, indirect, consequential, incidental or punitive damages. The obligations of Seitel under this paragraph (the "Indemnification Obligations") shall remain effective whether or not any of the transactions contemplated in this Commitment Letter are consummated, any definitive legal documentation is executed and notwithstanding any termination of this Commitment Letter and shall be binding upon Reorganized Seitel in the event that any plan of reorganization of Seitel is consummated.

     Seitel shall not hereafter solicit bids from other potential investors with respect to equity financing, but, to the extent that competing equity financing proposals (each, a "Competing Proposal") are received by Seitel, Seitel shall (i) give notice to the Investor Representative within one (1) business day of the receipt of such Competing Proposal(s); and (ii) consult with the Investor Representative in good faith regarding an appropriate procedure and timetable for Seitel's determination to proceed with either the Investment or any Competing Proposal; it being acknowledged and agreed that, consistent with the fiduciary duties of Seitel's directors under applicable law, nothing herein is intended to, or shall be deemed to, modify, restrict or limit Seitel's obligation at all times to act, upon consultation with outside counsel, in the best interests of its holders of claims and equity interests, as applicable to a debtor in possession in a case under Chapter 11 of the Bankruptcy Code.

     Except as provided herein, Seitel agrees that, once paid, the fees and expenses or any part thereof payable hereunder and under the Term Sheet and Plan Term Sheet shall not be refundable or form the basis of any defense, setoff, or recoupment claim under any circumstances, regardless of whether the transactions contemplated by the Term Sheet are consummated. All fees and expenses payable hereunder shall be paid in immediately available funds.

     Seitel represents and warrants that (i) all written information and other materials concerning Seitel, the Reorganized Companies, the Plan and the Amended Plan (the "Information") which has been, or is hereafter, prepared by, or on behalf of, Seitel and delivered to the Investors is, or when delivered will be, when considered as a whole, complete and correct in all material respects and does not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements have been made and (ii) to the extent that any such Information contains projections, such projections were prepared in good faith on the basis of (A) assumptions, methods and tests which are believed by Seitel to be reasonable and (B) information believed by Seitel to have been accurate based upon the information available to Seitel at the time such projections were furnished to the Investors.

     Seitel shall not issue any press release that references the Investors, the Investment, or the Amended Plan without the consent of the Investor Representative; provided, however, that if Seitel has provided the Investor Representative with a copy of the press release, and the Investor Representative has not responded within two (2) business days, Seitel may proceed with issuance of the press release.

     This Commitment Letter, including the attached Term Sheet (a) supersedes, if accepted and approved by the Bankruptcy Court, all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the Investors and Seitel with respect thereto; (b) shall be governed, except to the extent that the Bankruptcy Code is applicable, by the laws of the State of New York, without giving effect to the conflict of laws provisions thereof; (c) shall not be assignable by Seitel without the prior written consent of the Investor Representative (and any purported assignment without such consent shall be null and void); (d) is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto; and (e) may not be amended or waived except by an instrument in writing signed by Seitel and the Investor Representative.

     This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

     Notwithstanding anything herein to the contrary, the obligations of Seitel hereunder and under the Term Sheet are subject to the approval of the Bankruptcy Court having jurisdiction with respect to the Chapter 11 Cases. Seitel shall file a motion seeking Bankruptcy Court approval for this Commitment Letter (including payment of the Expense Obligations (including the Advance) and the Indemnification Obligations as administrative expenses and obligations of the Seitel estates) as soon as practicable but in no event more than three (3) business days after its execution by Seitel and the Investor Representative.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to us executed counterparts hereof not later than 5:00 p.m., New York City time, on Tuesday, January 6, 2004. This Commitment Letter (i) will be binding upon Seitel upon execution on the Board Approval Date (as defined in the Term Sheet), and (ii) will become binding on the Investors and effective upon the receipt by the Investor Representative on the Commitment Letter Approval Date of a wire transfer from Seitel in the amount of $300,000, constituting payment in full of the Advance. This Commitment Letter shall expire on February 4, 2004, unless it has previously become effective.

Very truly yours,

MELLON HBV ALTERNATIVE STRATEGIES LLC
(on behalf of certain funds and managed accounts)

By:	/s/ George J. Konomos

Name: George J. Kononmos
Title: Portfolio Manager

Agreed and accepted on this
6th day of January, 2004:

SEITEL, INC.

By:	/s/ Fred Zeidman

Name: Fred Zeidman
Title: Chairman of the Board

With Consent And Approval This
6th day of January, 2004:

OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS
OF SEITEL, INC.

By:	/s/ Bruce Galloway

Name: Bruce Galloway
Title: Chairman

EXHIBIT "A"

Term Sheet

     This Term Sheet is part of the commitment letter dated January 5, 2004 (the "Commitment Letter"), addressed to Seitel by the Investors and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein shall have the meanings set forth in the Commitment Letter or the Amended Plan unless otherwise defined herein.
ISSUER:	Seitel, Inc.
SECURITIES:

An investment of up to $75 million of common stock of Reorganized Seitel (the "New Common Stock") to the extent such New Common Stock (as previously defined, the "Offered Shares") is not purchased by the Equityholders by exercise of the Offering Warrants to be distributed under the Amended Plan. Pursuant to the Investment, the Investors shall invest up to $75 million and, in exchange, receive (a) shares of New Common Stock constituting up to approximately 83.4% of the issued and outstanding New Common Stock (i) after giving effect to all stock to be issued pursuant to the Amended Plan; and (ii) without regard to the Guarantor Warrants (as hereinafter defined); and (b) warrants (the "Guarantor Warrants") to acquire 10% of the issued and outstanding shares of New Common Stock (after giving effect to the New Common Stock issued under the Amended Plan and upon purchase of the Offered Shares), which warrants shall (x) be exercisable on or after the Guaranty Performance Date (as hereinafter defined) and expire on the seventh anniversary of the Guaranty Performance Date; (y) be transferable and exercisable in whole or in part, and (z) have an exercise price of $0.72 per share (which exercise price would be subject to adjustment for recapitalization events). The maximum aggregate purchase price (the "Purchase Price") for the Offered Shares shall be $75 million. Closing on the Investment will take place on the Guaranty Performance Date (as hereinafter defined), by the delivery to Seitel (or Reorganized Seitel), by wire transfer of immediately available funds, of the Purchase Price.

PARTICIPATION IN OFFERING:

The Offering Warrants shall be issued to the Equityholders on the Effective Date pursuant to § 1145(a) of the Bankruptcy Code and the Offering Warrants will thereafter be freely transferable as set forth below. The sale of the underlying New Common Stock to the holders of the Offering Warrants (the "Registered Offering") shall be registered under an appropriate registration statement to be filed by Seitel (the "Offering Registration Statement") under the Securities Act of 1933 (as amended, the "Securities Act"). As soon as practicable after the Board Approval Date, Seitel shall undertake to file the Offering Registration Statement with the Securities Exchange Commission (the "SEC"), and shall thereafter use reasonable best efforts to cause such Offering Registration Statement to become effective on or before the Effective Date. Pursuant to the Registered Offering, Equityholders will be entitled to purchase Offered Shares with an aggregate exercise price of $75 million. If it is determined by counsel to Seitel that the exercise of the Offering Warrants and the offer and sale of New Common Stock thereunder can be effected without Securities Act registration and, instead, can be offered and sold pursuant to the exemption granted by section 1145(a) of the Bankruptcy Code or another applicable exemption, Seitel may use such exemption.

Each Equityholder will receive such number of Offering Warrants as would allow such holder to maintain its equity ownership percentage as of the Ledger Closing Date, subject to dilution by exercise of the Guarantor Warrants. (All Equityholders other than the Investors who elect to participate in the Offering are referred to hereinafter as "Participating Other Holders.") The exercise price per share for the Offering Warrants will be $0.60 per share (which exercise price would be subject to adjustment for recapitalization events) (the "Exercise Price"). Any Equityholder who elects not to exercise its Offering Warrants will have its equity ownership diluted by approximately 83.4% before giving effect to the Guarantor Warrants.

Each Offering Warrant issued to Equityholders as described above shall expire on a date (the "Expiration Date") which is the 30th day following (i) the later of (A) the Effective Date and (B) the date of mailing by Reorganized Seitel of written notice (the "Registration Notice Date") to Cede & Co. (for further delivery to brokers and beneficial holders) that the Offering Registration Statement has been declared effective by the SEC and that no "stop order" in respect thereof has been issued; or (ii) the issuance of an opinion of counsel acceptable to Seitel (an "1145 Opinion") that the exercise of the Offering Warrants and the sale of the Offered Shares issuable upon exercise of the Offering Warrants may be effected pursuant to the exemption provided by section 1145(a) of the Bankruptcy Code; provided that no 1145 Opinion may be issued subsequent to the occurrence of the (i) Effective Date, if the Offering Registration Statement has been declared effective on such date, or (ii) the Registration Notice Date, if the Offering Registration Statement has been declared effective subsequent to the Effective Date, as the case may be. The Offering Warrants shall be freely transferable in the period between the Effective Date and the Expiration Date, subject to the provisions of section 1145 of the Bankruptcy Code, and shall, subject to registration (or an exemption therefrom) as described above, be exercisable by Equityholders, including HBV and any of the other Investors who are also Equityholders, or their respective transferees, by payment in full in cash on or before the Expiration Date. Conditions precedent to the effectiveness of the Amended Plan shall include (i) the Offering Registration Statement having been declared effective by the SEC and no "stop order" with respect thereto being in effect; and (ii) issuance of the Offering Warrants to, and full transferability (subject to section 1145(b) of the Bankruptcy Code) of such Offering Warrants by, the holders of New Seitel Common Stock. Offering Warrants which are undeliverable in accordance with the Amended Plan shall also expire on the Expiration Date.

Promptly following, but in no event more than ten (10) days after, the Expiration Date (the "Guaranty Performance Date"), the Investors shall purchase at the Exercise Price all Offered Shares not theretofore purchased by the Participating Other Holders or by the Investors so as to ensure that the issuance of such Offered Shares results in proceeds to Reorganized Seitel of $75 million

USES OF PROCEEDS:	Seitel shall utilize the proceeds of the sale of the Offered Shares to fund payment of claims and administrative claims as provided in the Amended Plan.
PLAN OF REORGANIZATION:

The Investors' obligation to purchase the Offered Shares pursuant to the terms hereof shall be contingent upon the confirmation of the Amended Plan, which shall be substantially on the terms set forth in the Plan Term Sheet, without amendment that is materially adverse to the Investors.

COVENANTS:

The Definitive Documents shall provide for affirmative and negative covenants in favor of the Investors and the Participating Other Holders customarily found in related agreements for similar investments or financings, as well as other covenants reasonably satisfactory to the Investor Representative.

REPRESENTATIONS AND WARRANTIES:

The Definitive Documents shall contain representations and warranties customarily found in related agreements for similar investments or financings and reasonably satisfactory to the Investor Representative.

BOARD REPRESENTATION:

The number of directors on Reorganized Seitel's Board of Directors shall be fixed at seven (7). For purposes of the composition of Reorganized Seitel's initial post-Effective Date Board of Directors (the "Initial Board"):

(i) three (3) of the board members, (A) one of whom shall be selected by the Investors, (B) one of whom (x) shall be selected by a majority vote of the Equity Committee and (y) shall satisfy relevant rules and regulations of independence and financial literacy qualifications for audit committees, and (C) one of whom shall be selected by Fred Zeidman, the current Chairman of Seitel's Board of Directors (the "Current Chairman"), shall have initial three-year terms; (ii) three (3) of the board members, (A) one of whom (x) shall be selected by the Investors and (y) shall satisfy relevant rules and regulations of independence for audit committees, (B) one of whom shall be selected by a majority vote of the Equity Committee, and (C) one of whom (x) shall be selected by the Current Chairman and (y) shall satisfy relevant rules and regulations of independence and financial literacy qualifications for audit committees, shall have initial two-year terms; and (iii) one (1) of the board members, who (x) shall be selected by mutual agreement of the Investors, the Equity Committee, and the Current Chairman and (y) shall satisfy relevant rules and regulations of independence and financial literacy qualifications for audit committees, shall have an initial one-year term.

On and after the Effective Date, Reorganized Seitel's by-laws shall be amended to provide that (i) there shall be a nominating committee (the "Nominating Committee") of the Board of Directors consisting entirely of "independent directors" (within the meaning of applicable SRO listing requirements); and (ii) upon expiration of the respective terms of the members of the Initial Board and subject to all applicable laws, rules, regulations and SRO listing requirements, any holder of New Common Stock (each, a "New Equityholder") shall have the right to recommend to the Nominating Committee persons (the "Designees") for election to Reorganized Seitel's Board of Directors, and the Nominating Committee, subject to its fiduciary duties and the criteria for director-nominees specified in the Nominating Committee charter of Reorganized Seitel then in effect, shall recommend to the full Board of Reorganized Seitel such Designees proposed for election, as follows: (i) so long as a New Equityholder shall hold more than thirty percent (30%) of the voting stock of Reorganized Seitel, it shall be entitled to recommend for nomination as aforesaid at any annual election up to three (3) Designees (subject to reduction to reflect the members of the Initial Board, if any, designated by such New Equityholder and still serving on the Board); (ii) if any New Equityholder shall hold less than thirty percent (30%), but more than twenty percent (20%), of such stock, it shall be entitled to recommend for nomination as aforesaid at any annual election up to two (2) Designees (subject to reduction to reflect the members of the Initial Board, if any, designated by such New Equityholder and still serving on the Board); and (iii) if a New Equityholder shall hold less than twenty percent (20%), but more than ten percent (10%), of such stock, it shall be entitled to recommend for nomination as aforesaid at any annual election one (1) Designee (subject to reduction to reflect the members of the Initial Board, if any, designated by such New Equityholder and still serving on the Board).

GUARANTOR WARRANTS:

On the Guaranty Performance Date, Reorganized Seitel will issue to the Investors the Guarantor Warrants, which shall permit the Investors to purchase a number of shares of New Common Stock equal to 10% of the New Common Stock (after giving effect to the New Common Stock issued under the Amended Plan and upon purchase of the Offered Shares). The Guarantor Warrants shall (i) be exercisable on or after the Guaranty Performance Date and expire on the seventh anniversary of the Guaranty Performance Date; (ii) be transferable and exercisable in whole or in part, and (iii) have an exercise price of $0.72 per share (which exercise price would be subject to adjustment for recapitalization events).

REGISTRATION RIGHTS:

On or prior to the Effective Date, Reorganized Seitel shall enter into a registration rights agreement with (x) the Investors and (y) any holders of New Common Stock as of the Effective Date (or their immediate transferees) who may be deemed to be statutory "underwriters" or "affiliates" of Reorganized Seitel under the Securities Act (the "Registration Rights Participants") which will provide (A) such Registration Rights Participants with two demand registration rights and unlimited piggy-back registration rights (provided that (i) no demand shall qualify as such unless made by the holders of at least 10% of the Registrable Securities (as defined below) and unless at least 10% of the Registrable Securities (as defined below) shall be included to be sold in each registration statement and (ii) no such piggyback registration rights shall be applicable with respect to any filing by Reorganized Seitel of a registration statement on Form S-8, Form S-4, or any successor form) with respect to Registrable Securities held by such Registration Rights Participants on customary and reasonable terms and (B) (i) at such time as Reorganized Seitel is eligible to effect a registration on Form S-3 (or any successor form) within sixty (60) days after the request of any Registration Rights Participant or group thereof which holds at least 10% of the outstanding Registrable Securities (as defined below), prepare and file, and shall use its reasonable best efforts to have declared effective as soon as practicable thereafter, a registration statement under the Securities Act for the offering on a continuous basis pursuant to Rule 415 of the Securities Act, of the shares of New Seitel Common Stock and the New Seitel Common Stock underlying the Guarantor Warrants (the "Registrable Securities") held by the Registration Rights Participants (the "Shelf Registration"); and (ii) keep the Shelf Registration effective for a period ending on the earlier of (a) the date that is the two-year anniversary of the date upon which such registration statement is declared effective by the Securities and Exchange Commission (the "SEC"), (b) the date such Registrable Securities have been disposed of pursuant to an effective registration statement, (c) the date such Registrable Securities have been disposed of (1) pursuant to and in accordance with SEC Rule 144 (or any similar provision then in force) under the Securities Act or (2) pursuant to another exemption from the registration requirements of the Securities Act pursuant to which the Registrable Securities are thereafter freely transferable without restriction under the Securities Act, (d) the date such Registrable Securities may be disposed of pursuant to SEC Rule 144 (or any similar provision then in force) within the volume limitations thereunder within a 90 day period or pursuant to SEC Rule 144(k) (or any similar provision then in force) under the Securities Act or (e) the date such Registrable Securities cease to be outstanding. The Registration Rights Agreement shall contain customary and reasonable black-out periods, holdback, and cut-back provisions. Reorganized Seitel shall pay all fees and expenses for any demand registration (including, without limitation, the cost of one special counsel). The selling stockholders shall pay for their respective costs and expenses related to any piggyback registration in which they participate. The Registration Rights Agreement shall be reasonably satisfactory to Seitel, the Equity Committee and the Investor Representative.

CONDITIONS PRECEDENT:	The obligations of the Investors to make the Investment will be subject to the following conditions precedent:
(a) the Amended Plan shall be in form and substance materially consistent with the Plan Term Sheet and reasonably satisfactory to the Investors, as determined by the Investor Representative;

(b)     an order confirming the Amended Plan (the "Confirmation Order"), in form and substance reasonably satisfactory to the Investor Representative, shall have been entered and shall have become a final and non-appealable order and shall not have been stayed or modified or vacated on appeal;

(c)     from September 30, 2003 through the Effective Date, there has not occurred any Material Adverse Change; provided, however, that neither (a) the filing or consummation of the Amended Plan nor (b) any other event which has previously been disclosed in writing to the Investor Representative shall be deemed to be a Material Adverse Change;

(d)     execution and delivery of appropriate legal documentation in form and substance reasonably satisfactory to the Investor Representative and the satisfaction of the conditions precedent contained therein, which conditions precedent shall not vary materially from the conditions precedent set forth herein;

(e)     adoption of a corporate charter and bylaws for Reorganized Seitel in form and substance consistent with the Plan Term Sheet and this Term Sheet and reasonably satisfactory to the Investor Representative;

(f)     all necessary governmental, regulatory and third party approvals, waivers and/or consents in connection with the Investment (including the Offering Registration Statement being declared effective by the SEC) shall have been obtained and remain in full force and effect, and there shall exist no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality, which would restrict the making of the Investment;

(g)     as of the end of the month prior to the Effective Date, Seitel realizes revenues and EBITDA for the period from January 1, 2003 through the end of such month that are no less than 85% of the projected revenues and EBITDA set forth in Seitel's business plans for fiscal years 2003 and 2004, in the form attached hereto as Exhibit "C," and Seitel shall provide the Investor Representative on the business day immediately preceding the Effective Date, a statement, which shall be executed by the Chief Executive Officer and Chief Financial Officer of Seitel, which shall set forth the actual revenues and EBITDA for the measurement period;

(h)     issuance of all the Offering Warrants on the Effective Date and (i) the exercise of such Offering Warrants and payment in full therefor by Equityholders or (ii) the expiration of such Offering Warrants on or before the Expiration Date;

(i) payment in full of all Expenses outstanding on the Guaranty Performance Date;
(j) cash or cash equivalents in hand as of the Effective Date and available to satisfy claims under the Amended Plan of not less than

(k)     the High Yield Offering (as defined in the Plan Term Sheet) shall have (i) closed on substantially the terms set forth in the Plan Term Sheet and (ii) yielded net proceeds to Reorganized Seitel of not less than $180 million; and

(l)     the Exit Facility (as defined in the Plan Term Sheet) shall (i) have closed on substantially the terms set forth in the Plan Term Sheet, (ii) provide a maximum commitment (subject to a prerequisite borrowing base) of $25.0 million, and (iii) be in full force and effect.

TERMINATION EVENTS:	"Termination Event," wherever used herein, means any of the following events (whatever the reason for such Termination Event and whether it will be voluntary or involuntary):
(a) Seitel's Board of Directors has not duly approved the terms and conditions of the Commitment Letter and this Term Sheet on or before January 6, 2004 (the "Board Approval Date");
(b) Seitel has not filed the Amended Plan on or before January 30, 2004;
(c) Seitel has not filed a disclosure statement relating to the Amended Plan (the "Amended Disclosure Statement") on or before January 30, 2004;

(d)     Seitel has not filed a motion (the "Approval Motion") seeking assumption of the Commitment Letter and this Term Sheet and Bankruptcy Court approval of the Expense Obligations (including the Advance) and the Indemnity Obligations within three (3) business days after the Board Approval Date;

(e)     the Bankruptcy Court has not entered an order granting the relief sought in the Approval Motion and approving the Expense Obligations (including the Advance) and the Indemnity Obligations as valid and binding obligations entitled to administrative expense priority of Seitel and each of its affiliated debtors, on or before February 4, 2004;

(f) Seitel does not obtain Bankruptcy Court approval of the Amended Disclosure Statement on or before February 27, 2004;
(g) the Bankruptcy Court does not confirm the Amended Plan on or before March 31, 2004;
(h) the Effective Date of the Amended Plan does not occur on or before April 15, 2004;

(i)     a trustee, responsible officer, or an examiner with powers beyond the duty to investigate and report, as set forth in subclauses (3) and (4) of clause (a) of section 1106 of the Bankruptcy Code shall have been appointed under section 1104 or 105 of the Bankruptcy Code for service in the Chapter 11 Cases;

(j) the Chapter 11 Cases shall have been converted to cases under chapter 7 of the Bankruptcy Code;
(k) Seitel shall have breached any material provision of the Commitment Letter or this Term Sheet;
(l) the failure or non-occurrence of any condition precedent in the Commitment Letter or this Term Sheet;

(m)     failure by Seitel to (i) give notice within one (1) business day of the receipt of Competing Bid(s) to the Investor Representative; and (ii) consult in good faith with the Investor Representative regarding an appropriate procedure and timetable for Seitel's determination to proceed with either the Investment or any Competing Proposal.

(n)     the Amended Plan provides or is modified to provide for any terms that are materially adverse to the Investors and materially inconsistent with the terms set forth in this Term Sheet or the Plan Term Sheet; and

(o)     after filing the Amended Plan, Seitel (i) submits a second or amended plan of reorganization or liquidation that is materially adverse to the Investors and materially inconsistent with the terms and provisions of this Term Sheet or the Plan Term Sheet, or (ii) moves to withdraw or withdraws the Amended Plan.

The foregoing Termination Events are intended solely for the benefit of the Investors, and can be waived or modified, as set forth below, in the sole discretion of the Investor Representative.

All provisions of the Commitment Letter and this Term Sheet shall terminate automatically without the act of any party to the Commitment Letter upon the occurrence of any of the Termination Events, unless (x) the occurrence of such Termination Event is waived in writing within five (5) business days of its occurrence by the Investor Representative; or (y) the Termination Event that has occurred is that set forth under subparagraph k. above, in which case termination is effective upon (A) written notice being provided to Seitel by the Investor Representative that (1) Seitel has breached a material provision of the Commitment Letter or this Term Sheet and (2) sets forth the provisions of the Commitment Letter and/or this Term Sheet that have been breached; provided that Seitel hereby agrees to waive the requirement (if any) that the automatic stay in effect pursuant to section 362 of the Bankruptcy Code (the "Automatic Stay") be lifted in connection with giving such notice (and not to object to the Investors seeking to lift the Automatic Stay in connection with giving such notice, if necessary), and (B) a ten (10) day cure period with respect to such breach shall have expired and such breach shall remain uncured.

COMPETING PROPOSALS:

Seitel shall not hereafter solicit bids from other potential investors with respect to equity financing, but, to the extent that competing financing proposals (each, a "Competing Bid") are received by Seitel, Seitel shall (i) give notice within one (1) business day of the receipt of such Competing Bid(s) to the Investor Representative; and (ii) consult in good faith with the Investor Representative regarding an appropriate procedure and timetable for Seitel's determination to proceed with either the Investment or any Competing Proposal; it being acknowledged and agreed that, consistent with the fiduciary duties of Seitel's directors under applicable law, nothing herein is intended to, or shall be deemed to, modify, restrict or limit Seitel's obligation at all times to act, upon consultation with outside counsel, in the best interests of its holders of claims and equity interests, as applicable to a debtor in possession in a case under Chapter 11 of the Bankruptcy Code.

GOVERNING LAW:	All documentation in connection with the Investment shall be governed by the laws of the State of New York.
AMENDMENT:

No amendment of the Commitment Letter, this Term Sheet, or the Amended Plan shall be effective without the prior written consent of the Investor Representative and Seitel, which written consent as to the Amended Plan shall not be unreasonably withheld.